Exhibit 10.2

PLX TECHNOLOGY, INC.

2004 BONUS AND DEFERRED COMPENSATION PLAN

(Established as of January 1, 2004)

    Introduction. The Company hereby adopts the Plan, effective as of January 1, 2004. The purpose of the Plan is to encourage performance and achieve retention of a select group of executive employees of PLX Technology, Inc. This document constitutes the written instrument under which the Plan is maintained.
    Definitions.
      "Cause" means (i) conviction of a felony or a crime of moral turpitude; (ii) misconduct that results in harm to the Company; (iii) material failure to perform assigned duties; or (iv) willful disregard of lawful instructions from the chief executive officer of the Company or the Board of Directors relating to the business of the Company or any of its affiliates.
      "Code" means the Internal Revenue Code of 1986, as amended.
      "Committee" means the Compensation Committee of the Company's Board of Directors.
      "Company" means PLX Technology, Inc., a Delaware corporation.
      "Disability" means the Participant's inability to properly perform his or her employment duties by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
      "Eligible Employee" means each employee who is eligible for the plan as designated by the Committee as set forth in approved minutes.
      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
      "Net Pro Forma Operating Income" means the Company's pro forma operating income for 2004, as reported in its earnings release for its fiscal year ending December 31, 2004, calculated after the payment of all bonuses.
      "Normal Retirement Age" means age sixty (60).
      "Participant" means each Eligible Employee who is designated from time to time by the Committee in writing.
      "Plan" means the PLX Technology, Inc. 2004 Bonus and Deferred Compensation Plan, as set forth in this document and as hereafter amended.
      "Plan Year" means the calendar year.
      "Retirement" means the termination of employment after Normal Retirement Age.
    Bonus Amount.
      Calculation of Bonus Amount. Each Participant will receive a bonus which will comprise a percentage of Net Pro Forma Operating Income and/or percentage of sales revenues, and/or a fixed amount bonus independent of Company performance, or some combination thereof. The percentage of the Company's Net Pro Forma Operating Income, percentage of sales revenues, or fixed amount bonus independent of Company performance that is awarded to each Participant as a bonus shall be as designated by the Committee to the Participant in writing. Notwithstanding the foregoing, the total Net Pro Forma Operating Profit and sales revenue bonus amount awarded to any Participant shall not exceed the Participant's base pay from the Company for 2004, unless the Committee, in its sole discretion, decides to permit a higher bonus amount with respect to such Participant based on the performance and condition of the Company's business. Also, at any time prior to January 1, 2005, the Committee or the CEO, in his, her, or its sole discretion, may reduce any Participant's bonus.
      Interest on Bonus Amount. No interest shall be paid on any Participant's bonus.
    Payment of Bonus.
      Timing and Form of Payment. Subject to Sections 4(b), 4(c), 4(d) and 7, each Participant's bonus shall be paid as follows:

      (i) Sixty percent (60%) of the Participant's bonus shall be paid to the Participant on January 31, 2005; and

      (ii) Twenty percent (20%) of the Participant's bonus (i.e. fifty percent (50%) of the bonus then remaining) shall be paid to the Participant on January 31, 2006; and

      (iii) Twenty percent (20%) of the Participant's bonus (i.e. one-hundred percent (100%) of the bonus then remaining) shall be paid to the Participant on January 31, 2007.

      Distribution in the Event of Retirement, Disability or Termination without Cause. If a Participant terminates employment because of Retirement or Disability, or the Company terminates a Participant's employment without Cause, the Participant shall be entitled to payment of all of his or her bonus according to the schedule in Section 4(a), provided that if termination under these conditions occurs prior to January 1, 2005, the bonus amount payable will be the bonus amount pursuant to Section 3(a) multiplied by the number of days employee was employed in 2004 by the Company and then divided by 365 days, and all remaining bonus amounts for 2004 shall be forfeited.
      Forfeiture. If a Participant terminates his or her employment for any reason other than Retirement, Disability, or termination by the Company without Cause, or if the Participant's employment is terminated for Cause, he or she shall forfeit all or any portion of his or her entire bonus for 2004 (as set forth in Section 3(a)) which is not yet due and payable under the schedule set forth in Section 4(a) as of the date of termination.
      Timing of Distribution to a Beneficiary. If a Participant dies before receiving a distribution of all of his or her bonus, one-hundred percent (100%) of such bonus will be distributed to his or her beneficiary as a lump sum distribution on the January 31 following the Participant's death, provided that this accelerated distribution applies only if Participant dies while still employed by the Company or after termination due to Retirement, Disability, or termination by the Company without Cause; otherwise, the forfeiture provisions of Section 4(c) shall apply.
      Beneficiary Designation. Each Participant must designate a beneficiary to receive a distribution of his or her bonus if the Participant dies before such amount is fully distributed to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant's surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant's estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is signed and dated by the Participant's spouse.
    Withholding. The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions that may be required.
    Administration. The Plan is administered and interpreted by the Company. The Company has delegated to the Committee certain responsibilities under the Plan. The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.
    Amendment or Termination. Through December 31, 2004, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan at any time, without prior notice to any Participant. After January 1, 2005, the Committee may amend or terminate the Plan provided that any such amendment does not reduce any benefit to which a Participant has accrued and is otherwise entitled to under the terms of the Plan.
    Benefits Upon Plan Termination. Upon the termination of the Plan, each Participant's unpaid bonus to the date of such Plan termination will be distributed as a lump sum cash payment as soon as practicable.
    Claims Procedure. Any person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial ninety-day period.
    Appeal Procedure. If a claimant's claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the Claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant will be given written notice of the reason for the delay.
    Source of Payments. All payments under the Plan will be paid in cash from the general funds of the Company. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of the Company. This Plan shall be binding upon the Company's successors and assigns.
    Inalienability. A Participant's rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary; provided, however, that upon the voluntary or involuntary termination of Company employment of a Participant who has received a loan from the Company, the Participant's bonus may be reduced by the outstanding principal amount of the loan (plus all accrued and unpaid interest).
    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.
    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
    Status of Plan as ERISA "Top Hat" Plan. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees and individuals responsible for managing the Participating Companies. The Plan will be administered and construed to effectuate this intent. Accordingly, the Plan is subject to Title I of ERISA, but is exempt from Parts 2, 3 and 4 of such Title.
    No Right of Continued Employment. THIS PLAN DOES NOT GIVE ANY PARTICIPANT THE RIGHT TO BE RETAINED AS AN EMPLOYEE. SUBJECT TO THE TERMS OF ANY WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY, THE COMPANY SHALL HAVE THE RIGHT TO TERMINATE OR CHANGE THE TERMS OF EMPLOYMENT OF A PARTICIPANT AT ANY TIME AND FOR ANY REASON WHATSOEVER, WITH OR WITHOUT CAUSE.

IN WITNESS WHEREOF, PLX Technology, Inc., by its duly authorized officer, has executed the Plan on the day and year first above written.

PLX TECHNOLOGY, INC.

/s/ Michael J. Salameh
Michael J. Salameh
Chief Executive Officer